UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the

Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): January 10, 2012

Skyworks Solutions, Inc.

(Exact Name of Registrant as Specified in Charter)

Delaware	1-5560	04-2302115
(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(IRS Employer Identification No.)

20 Sylvan Road, Woburn, MA	01801
(Address of Principal Executive Offices)	(Zip Code)

Registrant’s telephone number, including area code: (781) 376-3000

Not applicable.

(Former name or former address, if changed since last report.)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 2.01	Completion of Acquisition or Disposition of Assets.

As previously disclosed, Skyworks Solutions, Inc., a Delaware corporation (“Skyworks”), and PowerCo Acquisition Corp., a Delaware corporation and wholly owned subsidiary of Skyworks (“Offeror”) entered into an Agreement and Plan of Merger on May 26, 2011 and an Amendment No. 1 to the Agreement and Plan of Merger on November 30, 2011 (as amended, the “Merger Agreement”) with Advanced Analogic Technologies Incorporated, a Delaware corporation, (“AATI”), pursuant to which, and upon the terms and subject to the conditions thereof, Offeror commenced a cash tender offer on December 9, 2011 to acquire all of the outstanding shares of AATI’s common stock, par value $0.001 per share (the “Common Stock” or “Shares”) for a purchase price of $5.80 per share, net to the holder thereof in cash, without interest and subject to any applicable withholding taxes (such amount, the “Offer Price”), upon the terms and subject to the conditions set forth in the Offer to Purchase dated December 9, 2011 (the “Offer to Purchase”), and the related Letter of Transmittal (which, together with the Offer to Purchase, constitute the “Offer”).

Following the expiration of the initial offering period of the Offer at 12:00 midnight, Eastern Standard Time, on Monday, January 9, 2012, Offeror accepted for payment all Shares validly tendered and not properly withdrawn prior to the expiration of the Offer (including Shares tendered by notice of guaranteed delivery) in accordance with the terms and subject to the conditions of the Offer, which was initially estimated by the depositary to be 42,861,222 million Shares, representing approximately 96.7% of the then-outstanding Shares, which included approximately 5,096,232 Shares tendered in the Offer pursuant to guaranteed delivery instructions. On January 12, 2012, 1,002,616 Shares tendered under guaranteed delivery instructions were not delivered. As such, Offeror had accepted for payment a total of 41,858,606 Shares, representing approximately 92.74% of AATI’s outstanding Shares at the effective time of the Merger (as defined below).

Based on the per Share consideration of $5.80 and the number of Shares validly tendered and accepted for payment (including Shares tendered by notice of guaranteed delivery) at the expiration of the Offer, as of January 9, 2012, the value of the Shares purchased by Offeror in connection with the Offer was approximately $242.8 million. The funds used to purchase the Shares were provided by Skyworks from cash on hand.

On the morning of January 10, 2012, in light of the fact that the Shares tendered pursuant to guaranteed delivery procedures had not yet been received by the depositary, Offeror exercised its top-up option (the “Top-Up Option”) under the Merger Agreement as a precautionary measure to ensure it obtained a sufficient number of newly issued Shares (the “Top-Up Option Shares”) to have ownership of at least 90% of the outstanding Shares. Prior to the time the Merger was effected, a sufficient number of guaranteed delivery Shares had been received and verified by the depositary that no Top-Up Option Shares were required to enable the Merger to be effected. As such, no Top-Up Option Shares were issued, given that the Top-Up Option could only be exercised for the lesser of (i) the number of Shares that, when added to the number of Shares owned by Skyworks as of immediately prior to the exercise of the Top-Up Option, constituted one share more than ninety percent (90%) of the number of Shares then outstanding (assuming the issuance of the Top-Up Option Shares) or (ii) the aggregate of the number of Shares held as treasury shares by AATI and its subsidiaries and the number of Shares that AATI is authorized to issue under its certificate of incorporation but that are not issued and outstanding (and are not reserved for issuance pursuant to the exercise of AATI stock options or AATI warrants) as of immediately prior to the exercise of the Top-Up Option.

On the afternoon of January 10, 2012, pursuant to the terms and subject to the conditions set forth in the Merger Agreement, Offeror was merged with and into AATI (the “Merger”), in accordance with the short-form merger procedures under the Delaware General Corporation Law (the “DGCL”), which allow for the completion of the Merger without a vote or any further action by the stockholders of AATI. In connection with the Merger, each outstanding Share not tendered in the Offer (other than Shares held by AATI, Skyworks, Offeror or any wholly owned subsidiary of AATI or Skyworks, and Shares held by stockholders who properly demand and perfect their dissenters’ rights under the DGCL) was converted into the right to receive an amount equal to the Offer Price, upon the terms and subject to the conditions set forth in the Merger Agreement. Following the consummation of the Merger, AATI continued as the surviving corporation and a wholly owned subsidiary of Skyworks.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

SKYWORKS SOLUTIONS, INC.

Date: January 17, 2012	/s/ David J. Aldrich
David J. Aldrich
President and Chief Executive Officer